Exhibits 5(b) and 8

May 16, 2008

Illinois Power Company
370 South Main Street
Decatur, Illinois 62523

Ladies and Gentlemen:

We have acted as special New York counsel to Illinois Power Company, an Illinois corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement on Form S-4 (the “Registration Statement”), relating to up to $337,000,000 aggregate principal amount of the Company’s registered 6.25% Senior Secured Notes due 2018 (the “Exchange Notes”) to be issued by the Company in exchange for an equal aggregate principal amount of its outstanding unregistered 6.25% Senior Secured Notes due 2018 (the “Original Notes”).  The Original Notes were, and the Exchange Notes will be, issued pursuant to an Indenture dated as of June 1, 2006 between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”).  In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials.  We have not examined, and are expressing no opinion or belief as to matters relating to, titles to property, franchises or the lien of the Company’s first mortgage.

Based on the foregoing and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of various states shall have been complied with, (ii) the applicable resolutions of the Board of Directors of the Company (or a duly appointed committee or representative thereof) authorizing the Exchange Notes will not have been modified or rescinded prior to the issuance thereof and (iii) the Exchange Notes will be issued upon the terms specified in such resolutions and in the order of the Illinois Commerce Commission authorizing the issuance of the Original Notes and the Exchange Notes, we are of the opinion that when the Exchange Notes have been duly executed, authenticated and delivered in exchange for an equal principal amount of Original Notes in accordance with the terms of the Indenture and on the terms and conditions contemplated by the Registration Statement, the prospectus contained therein or any applicable supplement thereto, the Exchange Notes will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

Illinois Power Company
May 16, 2008

We are further of the opinion that the discussion of certain material U.S. federal income tax consequences set forth under the caption “Material United States Federal Income Tax Consequences” in the Prospectus, insofar as it relates to matters of law or legal conclusions, is accurate in all material respects as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the related prospectus.

We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of Illinois law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Craig W. Stensland.  As to all matters of New York law, Craig W. Stensland is authorized to rely upon this opinion as if it were addressed to him.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

THELEN REID BROWN RAYSMAN & STEINER LLP